Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED JANUARY 28, 2012

– Company posted 9.5% comparable store sales growth and 70 basis points of gross margin rate improvement for the year –

– Company provides outlook and strategic initiatives for 2012 –

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (February 21, 2012)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the fourth quarter and fiscal year ended January 28, 2012.

Overview of Results for the Fourth Quarter Ended January 28, 2012

For the fourth quarter ended January 28, 2012, the Company recorded net income of $37.0 million, or $.21 per share. These results included a net after-tax gain totaling $8.0 million, or $.04 per share, comprised of:

•	severance and asset impairment charges totaling $3.9 million,

•	store closing expenses of $1.1 million,

•

a positive retroactive adjustment (from April 15, 2011 to October 29, 2011) of $3.1 million as provided in the risk and revenue sharing provisions of the November 2011 amendment of the Company’s credit card program agreement with HSBC, and

•	the reversal of approximately $9.9 million in state estimated income tax reserves deemed no longer necessary.

Excluding this net after-tax gain, the Company would have recorded net income of $29.0 million, or $.17 per share, for the fourth quarter ended January 28, 2012.

For last year’s fourth quarter ended January 29, 2011, the Company posted net income of $25.0 million, or $.14 per share. The results included a net after-tax gain of $3.4 million, or $.01 per share, comprised of:

•	a net gain of $5.4 million primarily related to Saks Fifth Avenue store closings and

•	a non-cash pension charge of $2.0 million related to excess lump sum distributions during 2010.

Excluding this net after-tax gain, the Company would have recorded net income of $21.6 million, or $.13 per share, for the fourth quarter ended January 29, 2011.

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Overview of Results for the Fiscal Year Ended January 28, 2012

For the fiscal year ended January 28, 2012, the Company recorded net income of $74.8 million, or $.45 per diluted share. Those results included a net after-tax gain totaling $2.0 million, or $.01 per share, comprised of:

•	a pension and related benefit charge, a third-party receivable write-down, severance, and asset impairment charges totaling $5.6 million,

•	store closing expenses of $3.0 million,

•	a loss on debt extinguishment of $0.3 million (related to the early retirement of approximately $1.9 million of senior notes), and

•	the reversal of approximately $10.9 million in state estimated income tax reserves deemed no longer necessary.

Excluding this net after-tax gain, the Company would have recorded net income of $72.8 million, or $.44 per share, for the fiscal year ended January 28, 2012.

For the fiscal year ended January 29, 2011, the Company posted net income of $47.8 million, or $.30 per share. The results included an after-tax gain of $17.2 million, or $.11 per share, comprised of the following items:

•	charges of $7.5 million primarily related to store closings and asset impairments,

•	the aforementioned $2.0 million pension charge, and

•	the reversal of approximately $26.7 million in certain federal and state estimated income tax reserves deemed no longer necessary.

Excluding this net after-tax gain, the Company would have recorded net income of $30.6 million, or $.19 per share, for the fiscal year ended January 29, 2011.

Comments on the Fourth Quarter and Fiscal Year Ended January 28, 2012

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “I am extremely pleased with our improved operating performance for both the fourth quarter and the fiscal year.

“Our comparable store sales rose 7.7% in the fourth quarter, in line with our expectations and on top of an 8.4% comparable store sales increase in last year’s fourth quarter. For the full fiscal year, our comparable store sales rose 9.5%, among the best in retail.”

In the Saks Fifth Avenue stores, several merchandise categories showed strength during the fourth quarter, including women’s and men’s contemporary apparel, handbags, fine jewelry, fragrances, and men’s accessories. The New York City flagship store sales performance was in line with the Company’s aggregate comparable store sales performance during the quarter.

Saks Direct posted approximate 21% and 28% comparable store sales increases for the fourth quarter and fiscal year, respectively. OFF 5TH’s comparable store sales, while positive, were below the Company’s aggregate comparable store sales performance for both the fourth quarter and the year, although sales trends improved in the second half of the year.

For the fourth quarter, the gross margin rate was 37.6%, a 20 basis point decline from last year’s fourth quarter rate of 37.8%. For the full year, the gross margin rate increased to 40.8% from

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40.1% in the prior year. Sadove noted, “As expected, our gross margin rate declined modestly in the fourth quarter, but we are pleased with our full year gross margin expansion of 70 basis points which reflected a healthier luxury environment, more full-priced selling, and reduced promotional activity.”

During the fourth quarter and fiscal year, the Company incurred incremental SG&A expenses to support its growth in Saks Direct and its omni-channel initiatives as well as targeted incremental media spending and an increase in employee benefit expense. Consequently, the Company experienced modest deleverage during the fourth quarter; however, the Company achieved SG&A leverage for the full year. Excluding the aforementioned certain items, SG&A expenses were 23.7% of sales in the fourth quarter this year compared to 23.4% of sales in the prior year fourth quarter, a 30 basis point increase. For the full fiscal year, excluding the previously mentioned certain items, SG&A expenses were 25.3% of sales for the current year compared to 25.6% of sales last year, or 30 basis points of leverage.

The Company generated operating income (excluding the aforementioned certain items) of 6.0% of sales in the current year fourth quarter compared to 5.9% in the prior year fourth quarter. For the fiscal year ended January 28, 2012, the Company’s operating margin (excluding the aforementioned certain items) was 5.4% of sales, compared to 3.9% in the prior year. Sadove commented, “Our 2011 5.4% operating margin exceeded our 2007 pre-recession margin of approximately 4.4%, in spite of revenues that remain well below the 2007 level.”

2011 Accomplishments

Sadove noted, “2011 was a year of great progress for Saks. We made strides in differentiating ourselves in the marketplace and delivering on our promise to provide our customers with a distinctive service experience and product offering. Our customers responded to our edited merchandise assortments, our enhanced service levels whether shopping in store or online, and our creative and compelling marketing campaigns. As a result, we were able to drive continued improvement in our financial results through strong comparable store sales growth and historically high gross margin rate performance, while also continuing to make the necessary long-term investments in the business. Some of the 2011 accomplishments we are most proud of include:

•	We posted a 9.5% comparable store sales increase on top of the 6.4% increase achieved in 2010.

•	We managed our inventory, reduced our promotional activity, and generated more full-price selling, which enabled us to achieve a year-over-year 70 basis point improvement in gross margin rate.

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We continued our focus on growing exclusive, differentiated, and limited distribution product at Saks Fifth Avenue. We are especially pleased with the progress we have made with the Saks Fifth Avenue Men’s Collection.

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Remaining committed to the “9-box” grid and our “good, better, best” model, we appropriately assorted our inventory to customer trends by store. We also made inventory commitments in high-potential growth areas such as shoes, handbags, and men’s private brand.

•	We improved the Saks Fifth Avenue in-store customer experience with enhanced sales associate training and the execution of individual associate business development plans.

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On the marketing front, we strengthened our marketing organization and laid the foundation to further leverage customer insights and analytics. We executed our local business development plans, further expanded our social media initiatives, and our @Saks creative campaign was very well received by our customers and the vendor community.

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We implemented important systems and process enhancements, strengthening our omni-channel approach to the business. With one-view of the customer, we are now able to see the full purchase history from Saks Fifth Avenue and saks.com for each customer, and we made progress towards enabling a real-time common inventory view on an omni-channel basis. We completed the implementation of the advanced robotic system for fulfilling Saks Direct orders which has increased productivity, improved space utilization, and enhanced customer service.

•	We continued our focus on expense control, leveraging SG&A while making targeted investments in areas such as Saks Direct, our omni-channel initiatives, and marketing.

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We meaningfully grew the Saks Direct business by increasing the breadth and depth of our product offerings, expanding online-only categories (such as drop-ship), further enhanced our website shopping experience (including collaborative browsing, product reviews, enhanced editorial features, and proactive live chat), launched our mobile app, and further optimized online marketing.

•	We also made plans to expand our distribution and fulfillment capacity. We are adding a new facility in Tennessee, which we expect to be operational by mid-2012.

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We completed key capital projects including the renovation of our Palm Desert store. We completed a large portion of the WEAR NOW transformation on the 4th floor of our New York flagship and began renovation of our Bal Harbour store.

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At OFF 5TH, we successfully opened four new stores, relocated two stores, and renovated one location. We continued to strengthen and expand our product offerings, with more emphasis on differentiating our assortment through private brand and exclusive products. We continued to extend our marketing reach through our MORE! customer loyalty program.

•	We amended and extended our proprietary credit card agreement with HSBC, resulting in more favorable terms for the Company.

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We further strengthened our balance sheet. We ended the fiscal year with no borrowings on our revolving credit facility and $200.2 million of cash on hand. During the year we retired $143.5 million of senior notes and repurchased $28.9 million of common stock.”

Balance Sheet Highlights

Consolidated inventories at January 28, 2012 totaled $721.9 million, a 7.5% increase over the prior year on total basis and a 7.2% increase over the prior year on a comparable stores basis. Year-end inventory levels were modestly elevated by the strategic early delivery of certain spring receipts in select doors which were delivered in the first quarter last year. Adjusting for this, the Company’s comparable store inventories would have increased by approximately 6%.

At fiscal year end, the Company had approximately $200.2 million of cash on hand and no direct outstanding borrowings on its revolving credit facility.

In accordance with FASB Accounting Standard Codification 470 related to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (“ASC 470”), issuers of convertible debt instruments must separately account for the

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liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The discounts (the difference between the convertible rate and a nonconvertible borrowing rate on each issuance) on the Company’s two series of convertible notes are being accreted to interest expense through the note maturity dates. Accordingly, at January 28, 2012, $19.2 million of the $230 million 2.0% convertible notes balance and $10.4 million of the $120 million 7.5% convertible notes balance were classified in equity.

Funded debt (including capitalized leases, senior notes, and the debt and equity components of the convertible debentures) at January 28, 2012 totaled approximately $405.0 million, and debt-to-capitalization was 25.6% (without giving effect to cash on hand).

Net capital spending for the fourth quarter and fiscal year ended January 28, 2012 totaled approximately $27.1 million and $67.5 million, respectively.

Outlook for and Approach to 2012

Sadove noted, “This is a transformational time for retail and certainly for Saks. Our customers are more discerning and demanding than ever before, and our future depends on our ability to successfully and quickly evolve with the customer. Our vision for the future is to be an omni-channel retailer that uses customer centricity as a guide to decision making. To ensure we achieve this vision, we will be expanding our strategic efforts and more aggressively investing in our business, especially in technology and other systems enhancements. Over time, we believe these investments will enable us to drive incremental sales, further improve gross margins, drive additional operating margin improvement, and give us even more confidence that we can achieve our moderate-term operating margin goal of 8%.

“Of course, we will continue to execute our core merchandising, service, and marketing strategies, but we have identified several major initiatives that we believe will further differentiate Saks Fifth Avenue in the marketplace and position us to win in the years ahead.

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We will offer an omni-channel shopping experience to our customers. Last year, we began to lay the foundation for omni-channel retailing to ensure that our customers receive a seamless shopping experience no matter how they choose to shop with us. We have made and will continue to make substantial systems investments and certain process changes to facilitate our omni-channel initiatives.

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We will position our Company for the future through a substantial multi-year transformation of and investment in both foundational systems and emerging technology. We are calling this Project Evolution. Project Evolution will deliver new merchandising, finance, and human resources capabilities on an integrated application suite for the entire business. This will provide us with a modern technology platform to support omni-channel for the foreseeable future.

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We are developing robust consumer analytics and insights to drive merchandising and marketing effectiveness though personalized and localized initiatives. We also will continue to expand and enhance our local business development and marketing programs.

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We will continue to differentiate our merchandise assortments. We will build on our successes in branded businesses – like shoes and handbags – while developing our private brands in key merchandise categories. We have had tremendous success with our SFA Men’s Collection, and going forward, there will be even more focus and discipline around our private brand development.

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We will provide a distinctive shopping experience to all of our customers, no matter what channel they choose to shop. We have made meaningful improvements in our customer service scores and are committed to providing our Associates with the right tools and training to deliver on this promise.

•	We have identified several key Saks Fifth Avenue stores with high growth potential and will be supporting our growth initiatives through strategic capital spending and targeted inventory investments.

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We will continue to be a leader in the luxury off price channel with OFF 5TH. Our pillar businesses, private brands, MORE! Loyalty program, service initiatives, and real estate expansion strategy will help us deliver on that promise.”

The Company’s assumptions for 2012 are outlined below. Variation from the sales trends, up or down, could materially impact the other assumptions listed.

•	Comparable store sales are expected to grow in the 5% to 7% range for the full year.

•	Comparable store inventory levels are expected to be up in the mid-single digit range throughout the year.

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Based upon current inventory levels and the Company’s promotional calendar and permanent markdown cadence, the Company expects the gross margin rate for the full fiscal year to be modestly above the 40.8% rate achieved in 2011. The Company expects a relatively flat gross margin rate in the first half of the fiscal year and gross margin rate improvement in the second half of the fiscal year.

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As a percent of sales, year-over-year SG&A expenses (excluding certain items) are expected to be relatively flat for the full fiscal year, with modest deleverage in the first half of the fiscal year and modest leverage in the second half of the fiscal year. SG&A dollar increases primarily are expected to arise from incremental variable costs associated with planned sales growth (primarily sales associates’ commissions), investment spending to support the Company’s omni-channel initiatives and Project Evolution, targeted incremental media spending, and an increase in employee benefit expense.

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Other Operating Expenses (rent, depreciation, and taxes other than income taxes) are expected to total approximately $322 million to $325 million for the full fiscal year. Depreciation and amortization, which is included in the above amount, should approximate $125 million for the full year.

•	Based on existing debt arrangements and interest rates, interest expense should approximate $38 million to $39 million for the full fiscal year.

•	An effective tax rate of approximately 40.0% for the year.

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A basic common share count of approximately 155 million and a diluted common share count of approximately 198 million for the full fiscal year. Share counts used in earnings per share calculations will fluctuate by quarter during the year based on income levels, convertible debt, and equity awards.

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Net capital expenditures of approximately $110 million to $120 million for the full year. The increase over 2011 capital spending primarily relates to Project Evolution, other systems enhancements, and strategic store renovations.

The fiscal year ending February 2, 2013 contains a 53rd week which is included in the assumptions outlined above. Management estimates that the 53rd week will represent approximately $40 million in incremental revenues and incremental diluted earnings per share of approximately $.04.

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Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for Saks Fifth Avenue stores, OFF 5TH stores, and Saks Direct. Total sales (in millions) for the fourth quarter and fiscal year ended January 28, 2012 compared to last year’s fourth quarter and fiscal year ended January 29, 2011 were:

	This Year	Last Year	Total Increase	Comparable Increase
Fourth Quarter	$925.1	$866.3	6.8%	7.7%
Fiscal Year	$3,013.6	$2,785.7	8.2%	9.5%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Fourth Quarter	$15.8	$11.4
Fiscal Year	$43.2	$31.8

Other Information

Consistent with the Company’s omni-channel approach to the business, beginning in the first quarter of fiscal 2012, the Company will no longer report quarterly comparable store sales performance for Saks Direct.

For the current year fourth quarter ended January 28, 2012, the Company’s two convertible debt instruments were dilutive; therefore, the applicable shares (approximately 40.9 million) were added to the weighted average shares outstanding and the applicable after-tax interest expense (approximately $4.0 million per quarter) was added to net income for the fully diluted earnings per share calculation.

Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Tuesday, February 21, 2012 to discuss results for the fourth quarter and fiscal year ended January 28, 2012. To participate, please call (201) 689-8874 or (877) 407-8817 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (201) 612-7415 (account number 378; conference ID number 376705).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “E-mail Alerts,” and fill out the requested information.

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About the Company

The Company currently operates 46 Saks Fifth Avenue stores, 60 OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 29, 2011, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts)

	(UNAUDITED)
	Quarter Ended
	January 28, 2012		January 29, 2011
Net sales	$925,104	100.0%	$866,331	100.0%
Cost of sales	577,222	62.4%	538,730	62.2%

Gross margin	347,882	37.6%	327,601	37.8%

Selling, general and administrative expenses	215,641	23.3%	205,989	23.8%
Other operating expenses:
Property and equipment rentals	24,015	2.6%	23,350	2.7%
Depreciation and amortization	29,961	3.2%	30,225	3.5%
Taxes other than income taxes	19,172	2.1%	20,122	2.3%
Store pre-opening costs	240	0.0%	211	0.0%
Impairments and dispositions	6,854	0.7%	(9,687)	-1.1%

Operating income	51,999	5.6%	57,391	6.6%

Other income (expense):
Interest expense	(9,567)	-1.0%	(13,992)	-1.6%
Other income, net	634	0.1%	712	0.1%

Income from continuing operations before income taxes	43,066	4.7%	44,111	5.1%

Provision for income taxes	6,087	0.7%	19,582	2.3%

Income from continuing operations	36,979	4.0%	24,529	2.8%

Discontinued operations:
Income from discontinued operations before income taxes	—	0.0%	693	0.1%
Provision for income taxes	—	0.0%	243	0.0%

Income from discontinued operations	—	0.0%	450	0.1%

Net income	$36,979	4.0%	$24,979	2.9%

Earnings per share:
Basic
Income from continuing operations	$0.24		$0.16
Income from discontinued operations	$—		$—
Net income	$0.24		$0.16

Diluted
Income from continuing operations	$0.21		$0.14
Income from discontinued operations	$—		$—
Net income	$0.21		$0.14
Weighted average common shares:
Basic	153,381		155,613
Diluted	198,727		200,862

SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts)

	(UNAUDITED)
	Fiscal Year Ended
	January 28, 2012		January 29, 2011
Net sales	$3,013,593	100.0%	$2,785,745	100.0%
Cost of sales	1,785,419	59.2%	1,668,487	59.9%

Gross margin	1,228,174	40.8%	1,117,258	40.1%

Selling, general and administrative expenses	767,635	25.5%	715,951	25.7%
Other operating expenses:
Property and equipment rentals	99,184	3.3%	98,501	3.5%
Depreciation and amortization	118,540	3.9%	118,696	4.3%
Taxes other than income taxes	82,767	2.7%	79,889	2.9%
Store pre-opening costs	1,598	0.1%	1,038	0.0%
Impairments and dispositions	10,106	0.3%	13,085	0.5%

Operating income	148,344	4.9%	90,098	3.2%

Other income (expense):
Interest expense	(48,115)	-1.6%	(56,725)	-2.0%
Loss on extinguishment of debt	(539)	0.0%	(4)	0.0%
Other income, net	2,194	0.1%	117	0.0%

Income from continuing operations before income taxes	101,884	3.4%	33,486	1.2%

Provision (benefit) for income taxes	27,094	0.9%	(13,910)	-0.5%

Income from continuing operations	74,790	2.5%	47,396	1.7%

Discontinued operations:
Income from discontinued operations before income taxes	—	0.0%	693	0.0%
Provision for income taxes	—	0.0%	243	0.0%

Income from discontinued operations	—	0.0%	450	0.0%

Net income	$74,790	2.5%	$47,846	1.7%

Earnings per share:
Basic
Income from continuing operations	$0.48		$0.31
Income from discontinued operations	$—		$—
Net income	$0.48		$0.31

Diluted
Income from continuing operations	$0.45		$0.30
Income from discontinued operations	$—		$—
Net income	$0.45		$0.30
Weighted average common shares:
Basic	155,149		154,325
Diluted	200,237		158,413

SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	(UNAUDITED)
	January 28, 2012	January 29, 2011
ASSETS
Current assets
Cash and cash equivalents	$200,176	$197,866
Merchandise inventories	721,887	671,383
Other current assets	78,139	105,404
Deferred income taxes, net	85,472	86,116

Total current assets	1,085,674	1,060,769

Property and equipment, net	875,431	890,364
Deferred income taxes, net	140,455	163,408
Other assets	26,905	28,559

TOTAL ASSETS	$2,128,465	$2,143,100

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$115,893	$88,378
Accrued expenses and other current liabilities	208,795	191,002
Accrued compensation and related items	64,552	55,029
Current portion of long-term debt	7,472	147,498

Total current liabilities	396,712	481,907

Long-term debt	367,962	359,250
Other long-term liabilities	157,007	138,378

Total liabilities	921,681	979,535
Commitments and contingencies
Shareholders’ equity	1,206,784	1,163,565

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,128,465	$2,143,100